                                                                   EXHIBIT 10.7

                           Supplementary Agreement to
             Amended and Restated Distribution and License Agreement

                  This Supplementary Agreement, dated June 18th, 2003, is a supplementary agreement to the Amended and Restated Distribution and License Agreement, dated as of November 16, 2001 by and between Pharmion GmbH, a Swiss limited liability company ("Pharmion"), and Penn T Limited, a corporation organized under the laws of England and Wales ("Penn").

                  WHEREAS, Pharmion and Penn are parties to an Amended and Restated Distribution and License Agreement, dated November 16, 2001, which amended and restated an earlier agreement made and effective as of March 7, 2001, and which agreement was subsequently amended by an Amendment No. 1 dated March 4, 2003 (the "Agreement"); and

                  WHEREAS, until such time as the Approval Date (as defined in the Agreement) occurs in such countries, it is the parties' intention for Pharmion to sell the Products (as defined in the Agreement) in those European countries in which the Grunenthal Group previously distributed Thalidomide, a list of which is attached hereto as Exhibit A, and in substitution for Penn in the United Kingdom, Ireland, Norway, and Denmark (all of such countries, collectively, the "Subject Countries") on a named patient basis (a "Special Authorization"), utilizing the Pharmion Risk Management Program ("PRMP"), and Pharmion and its Affiliates are fully prepared to commence such sales on June 16, 2003 (the "Commencement Date"); and

                  WHEREAS, Penn acknowledges the benefit of distributing the Products in the Subject Countries under the rigorous control of the PRMP; and

                  WHEREAS, Pharmion and Penn wish to enter into this Supplementary Agreement as provided below in order to accommodate the sales of the Products in the Subject Countries under Special Authorizations;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Penn and Pharmion hereby agree as follows:

                  1. Definitions. All terms not otherwise expressly defined in this Supplementary Agreement shall have the meanings ascribed to such terms in the Agreement.

                  2. Sales in Subject Countries. Commencing on the Commencement Date and ending (i) as to the United Kingdom, Ireland and other European Community countries included among the Subject Countries, on the Approval Date on which the first EMEA approval of the Products is issued (the "EU End Date"); and (ii) as to any other country among the Subject Countries, on the first Approval Date in such country:

                  (a) Pharmion and/or its Affiliates will distribute the Products in the Subject Countries under one or more Special Authorizations, utilizing the PRMP.

                  (b) Pharmion and its Affiliates will purchase all of their requirements of the Products from Penn for distribution in the Subject Countries during the term of this Supplementary Agreement at the relevant Minimum Price from time to time.

                  (c) Save as expressly indicated otherwise in this Supplementary Agreement, or unless the context otherwise requires, all sales and/or distribution of Products to be carried out under the terms of this Supplementary Agreement shall be deemed to be made in accordance with and subject to all terms of the Agreement (as if such sales and distribution were of Products within the Territory notwithstanding that the Approval Date has not occurred), including, without limitation, the royalty provisions of Section 7.2 of the Agreement (which shall apply notwithstanding that the Approval Date has not occurred), with all such terms being automatically incorporated herein by reference and having immediate binding effect with respect to such sales from the Commencement Date.

                  (d) Notwithstanding the provisions of Section 7.1 of the Agreement, and subject to Clause 5 below, Penn will cease to distribute the Products in the Subject Countries save for a transitional period of up to four
(4) weeks and then only: (1) to the extent necessary in order to avoid any interruption in supply of the Products to the marketplace; and (ii) for amounts as to any given customer not to exceed amounts ordered by such customer in the ordinary course of business at a level consistent with such customer's previous orders from Penn during the immediately preceding 12 month period.

                  (e) MakeWhole Payments: The following provisions shall apply until either the third anniversary of the Commencement Date or the EU End Date (whichever is the earlier):

                  (i) Quarterly Payments. Within forty-five (45) days following the end of each contract quarter (being a period of three calendar months commencing on the first day of the calendar month containing the Commencement Date and each three month period thereafter ("Contract Quarter")), Pharmion shall pay to Penn the amount (each referred to as a "MakeWhole Payment"), if any, by which the European Quarterly Target defined in Clause 2(e)(iii) below (as adjusted pro rata for the first and last Contract Quarters to the extent in each case that Net Sales under this Clause 2 either commence or terminate part way through the relevant Contract Quarter) exceeds the amount actually paid to Penn pursuant to Clause 2(c) above with respect to aggregate Net Sales in the Subject Countries during such Contract Quarter; provided, however, that Pharmion shall be entitled to offset an amount equal to 95% of any Net Sales which are generated by Penn in such Subject Countries during the four week transition period described in Clause 2(d) above. For the avoidance of doubt, an example of the calculation of the MakeWhole Payment is included on Exhibit B to this Supplementary Agreement.

                  (ii) Annual TrueUp. Notwithstanding the provisions of Clause 2(e)(i) above, if the aggregate payments made by Pharmion to Penn under Clause 2(c) above in respect of Net Sales in the Subject Countries during an entire contract year (being a period of four successive Contract Quarters commencing on the Commencement Date and each period of four successive Contract Quarters thereafter ("Contract Year")), together with any MakeWhole Payments in respect of the Subject Countries that were paid (or but for the provision of this clause would be payable) in respect of such Contract Year, exceed four times the European Quarterly Target (as adjusted pro rata for the first and last Contract Years to the extent in each case that Net Sales under this Clause 2 either commence or terminate part way through the relevant Contract Year), then the lesser of (x) such excess or (y) the aggregate of such MakeWhole Payments paid (or but for the provisions of this clause payable) in respect of such Contract Year may be applied by Pharmion as a credit against amounts otherwise due for the fourth Contract Quarter of such Contract Year. For the avoidance of doubt, an example of the application of this Annual TrueUp clause is included on Exhibit B to this Supplementary Agreement.

                  (iii) European Quarterly Target. The European Quarterly Target shall, for all Contract Quarters falling within such Contract Year, be L812,500 during the first Contract Year, L850,000 during the second Contract Year and L900,000 during the third Contract Year.

                  (f) With respect to each Calendar Quarter Pharmion agrees to supply Penn, at the same time as the delivery of each quarterly payment in accordance with Clause 2(e)(i) above, with a list of Pharmion's then current hospital and physician customers in the UK and Ireland, appropriately redacted to protect the privacy of any individual patients ("Customer List"), in such format as may be reasonably required by Penn. Pharmion hereby agrees that Penn shall be entitled to use such list for the purpose of updating any customer records of Penn on an ongoing basis.

                  (g) Sales in the Subject Countries under Clause 2 shall not constitute sales for purposes of determining the year in which the minimum royalty provisions of Section 7.7 of the Agreement shall begin to apply.

                  (h) Penn represents and warrants to Pharmion that the data furnished by Penn to Pharmion for their discussions of the appropriate level of the European Quarterly Target: (i) were derived from the books and records of Penn and determined on a basis consistent with that of the internal accounting records of Penn and (ii) to a material extent, fairly represents Penn's historical level of operating profits from its sales of the Product.

                  (i) Save to the extent that it is prevented from doing so by local law or regulation in a Subject Country, from and after the Commencement Date, as to all batches of product that have not already been labeled and packaged, Pharmion shall cause the words "MANUFACTURED FOR PHARMION BY PENN PHARMACEUTICALS LIMITED" or substantially similar text to appear on the outside of the pack and on the patient insert leaflet of all Products distributed and sold by Pharmion in the Subject Countries.

                  3. Duration. Save where otherwise expiring or terminated in accordance with its terms, this Supplementary Agreement shall terminate on the earlier of (a) the Approval Date on which the first EMEA approval of the Product is issued or (b) the tenth anniversary of the Commencement Date, unless the parties expressly agree otherwise in writing to extend its terms.

                  4. Termination. Subject to Clause 7 below, the rights and obligations of the parties set out in this Supplementary Agreement may be terminated by either party:

                  (a) upon sixty (60) days prior notice to the other in the event that the other shall commit any material breach of its obligations hereunder and shall fail to remedy the same within forty-five (45) days after being called upon in writing to do so; or

                  (b) to the extent permitted by law, upon notice to the other in the event the other party becomes insolvent, fails generally to pay its debts as they mature, files a voluntary petition or any answer admitting the material allegations of, or consents to, an involuntary petition pursuant to or purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a receiver or trustee of a substantial part of its property.

                  5.       Market exit.

                  (a) Without prejudice to Pharmion's continuing obligation to pay minimum royalties under Clause 2(e) above, the parties agree that, except in either case in the context of any assignment by Pharmion (or any subsequent assignment by any of Pharmion's successors and/or assigns) of the Agreement and this Supplementary Agreement in connection with the sale of all or substantially all of its business related to the Product (as permitted by Section 15.8 of the Agreement) ("a Business Sale") in compliance with Clause 7(c) below, upon the occurrence of any of the following events:

                  (i) Pharmion and its Affiliates at any time failing to make any Net Sales of Products in the UK or Ireland for a period exceeding six (6) months in duration; or

                  (ii) Pharmion otherwise indicating an intention to cease selling Products in the U.K. or Ireland under Special Authorizations (other than in connection with, or in reasonable anticipation of, Pharmion's receipt of an Approval in such countries or an EMEA Approval) (giving reasonable written notice of the date upon which Pharmion or its Affiliate expects to cease making such sales); or

                  (iii) The termination of this Supplementary Agreement pursuant to Clause 4 above at any time;

then, upon service by Penn of written notice expressly referencing this Clause, the rights and obligations of the parties under Clause 2 above shall, subject to Clause 7 below, terminate with respect to the UK and Ireland and Pharmion hereby agrees to:

                  (iv) use its reasonable endeavors upon request to transfer to and assist Penn with obtaining all such authorizations and consents and otherwise to cooperate with and provide assistance to Penn on reasonable economic terms as it may reasonably require in order to commence the sale and distribution of the Products in such Subject Country, in a manner which seeks to minimize any disruption caused to existing customers; and

                  (v) issue a letter to its then existing hospital and physician customers in such Subject Country, announcing its withdrawal from the market in such Subject Country and advising the customer that Penn would be replacing Pharmion as a supplier of the Product in such Subject Country;

                  (vi) furnish Penn with an up to date version of the Customer List; and

                  (vii) furnish Penn with copies of all written materials describing the PRMP and its implementation, or utilized under the PRMP as forms for doctors, pharmacists and patients.

                  (b) If Penn exercises the rights detailed in Clause 5(a) above in any Subject Country prior to the expiry of the relevant minimum royalty obligations in Clause 2(e) above, then such minimum royalty obligations will remain in force notwithstanding such exercise, but Pharmion shall be entitled to offset an amount equal to 95% of any Net Sales which are generated by Penn (during such minimum royalty period) from sales of Products within such Subject Country against any MakeWhole Payment otherwise due from Pharmion under Clause 2(e) above.

                  6. Variations to the Agreement. The parties hereby agree that the Agreement shall be formally amended as of the Commencement Date as follows:

                  (a) wherever necessary and solely to the extent required in order to give effect to the terms of this Supplementary Agreement;

                  (b) Section 15.8 of the Agreement shall, subject to the above, be deemed to apply equally to this Supplementary Agreement; and

                  (c) in any event Section 2.4 of the Agreement (regarding the reduction of the Territory) is hereby deleted from the Agreement in its entirety.

Save as indicated otherwise above, all terms and conditions of the Agreement shall remain in full force and effect.

                  7.       Survival.

                  (a) Termination of this Supplementary Agreement in whole or in part shall not relieve the parties of any amounts owing between them, nor shall it relieve the parties of their obligations with respect to the Products distributed hereunder, or with respect to limiting disclosure and use of Confidential Information, and in any event all provisions which are either expressly or impliedly intended to apply after termination shall continue in full force and effect in accordance with their terms notwithstanding any such termination.

                  (b) The parties agree that the terms of this Supplementary Agreement shall bind all successors and assigns of either party.

                  (c) Pharmion agrees that it shall, with respect to any future Business Sale from time to time, procure that the relevant purchaser shall acquire such business with the benefit of and subject to all rights and obligations arising under the Agreement and this Supplementary Agreement.

                  8. Governing Law; Choice of Forum. The parties agree that this Supplementary Agreement shall be governed by and construed in accordance with the laws of England and Wales.

                  9. Captions. All captions herein are for convenience only and shall not be interpreted as having any substantive meaning.

                  IN WITNESS WHEREOF, the parties have caused this Supplementary Agreement to be duly executed by their authorized representatives, in duplicate on the dates written herein below.

Pharmion GmbH

By: /s/ Patrick J. Mahaffy
    -------------------------

Penn T Limited

By: /s/ C.R. Rennie
    ------------------------